Exhibit 99.1

Executive Offices One Parkway North Blvd. Suite 100 Deerfield, IL 60015-2559	For Further Information Contact: Cody Phipps President and Chief Executive Officer or Todd Shelton Senior Vice President and Chief Financial Officer United Stationers Inc. (847) 627-7000

UNITED STATIONERS REPORTS THIRD QUARTER 2013 EARNINGS

DEERFIELD, Ill., Oct. 24, 2013 – United Stationers Inc. (NASDAQ: USTR), a leading North American wholesale distributor of business products, today reported third quarter 2013 earnings per share of $1.01, up 11%.

Financial Highlights

•	Net sales in the third quarter were up 2.1% to $1.3 billion compared to the prior-year quarter, after adjusting for one more selling day in the third quarter of 2013.

•	Diluted earnings per share were up 11% to $1.01, compared with $0.91 in the prior-year quarter.

•	Gross margin in the third quarter of 2013 was $203.7 million, or 15.2% of sales, compared with $203.8 million, or 15.8% of sales, in last year’s third quarter.

•	Operating expenses in the quarter were $136.3 million, or 10.2% of sales, compared with $140.1 million, or 10.9% of sales, in the prior-year quarter.

•	Operating income in the quarter was up 6% to $67.4 million, or 5.0% of sales, compared with $63.6 million, or 4.9% of sales, in the year-ago quarter.

•	Net income was $40.5 million, up 10%, in 2013, compared with $36.8 million in the year-ago quarter.

•	Net cash provided by operating activities for the nine months ended September 30, 2013, totaled $79.4 million versus $155.7 million last year.

•	Cash paid for share repurchases for the nine-month period ended September 30, 2013, totaled $47.0 million for 1.3 million shares.

“Our third quarter performance reflects solid financial results and significant progress on strategic initiatives, including helping our customers’ transition to conducting business online,” said Cody Phipps, president and chief executive officer. “We achieved this despite soft demand conditions, a low inflation environment and difficult margin comparisons to the prior year. We continued to balance investment in talent and capabilities with prudent cost management resulting in strong earnings per share, net income and cash flow,” continued Phipps.

Third Quarter Performance

Sales per selling day in the third quarter of 2013 were up 2.1%, compared with last year. Sales in the industrial supplies category grew by 30.4%, which reflects the acquisition of O.K.I. Supply in the fourth quarter of 2012. Janitorial/breakroom showed sales growth of 3.8%, while office products, technology and furniture were down 3.3%, 1.6%, and 2.8%, respectively, versus the prior year.

Gross margin in the third quarter of 2013 was $203.7 million, which was relatively flat compared with the same quarter last year. Gross margin as a percent of sales declined 58 basis points to 15.2%, compared with the prior-year quarter. Gross margin was negatively affected by lower product cost inflation, and a shift in customer and product mix. These items were favorably offset by continued progress on our War on Waste initiatives.

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United Stationers Reports Third Quarter 2013 Earnings

Operating expenses for the latest quarter were $136.3 million or 10.2% of sales, compared with $140.1 million, or 10.9% of sales, in the same period last year. Year-over-year operating expenses in the third quarter 2013 were positively impacted by continued cost management and lower healthcare, variable management compensation, and bad debt expense.

Operating income for the latest quarter was $67.4 million, or 5.0% of sales, compared with $63.6 million, or 4.9% of sales, in the same quarter last year.

Diluted earnings per share for the third quarter of 2013 were $1.01, compared with $0.91 in the same quarter last year. We experienced reduced interest expense as a result of the expiration of higher fixed interest rate swap contracts and lower cost of borrowing. Ongoing stock repurchases also benefited earnings per share.

Nine-Month Performance

Sales in the first nine months of 2013 were $3.9 billion, up slightly compared with the first nine months of 2012. This increase was due to growth in industrial supplies of 32.5%, which reflects the benefit of the O.K.I. Supply acquisition in the fourth quarter of 2012. Sales in the janitorial/breakroom category grew 3.2%. Office products, technology, and furniture declined 4.5%, 4.6%, and 3.6%, respectively.

Gross margin for the first nine months of 2013 increased to $594.1 million, or 15.4% of sales, compared with $572.9 million or 14.9% of sales in the same prior-year period. The primary drivers of this increase were a shift to a higher product margin mix, ongoing margin improvement initiatives, and higher inventory purchase-related supplier allowances.

Operating expenses for the first nine months of 2013 were $442.6 million, or 11.5% of sales, compared with $427.4 million, or 11.1% of sales, during the same period last year. Included in these results were a $14.4 million first quarter 2013 charge and a $6.2 million first quarter 2012 charge, both associated with workforce reduction and facility closure programs. Excluding these items, operating expenses in 2013 were $428.1 million(1), or 11.1%(1) of sales, compared with the prior year of $421.1 million(1), or 11.0%(1) of sales.

Operating income for the first nine months of 2013 was $151.6 million, or 3.9% of sales, compared with $145.6 million or 3.8% of sales in the prior-year period. Excluding the items mentioned above, operating income for the first nine months of 2013 was $166.0 million(1), or 4.3%(1) of sales, compared with $151.8 million(1), or 4.0%(1) of sales in the prior year.

Diluted earnings per share for the first nine months of 2013 were $2.21 versus $1.91 in the same period last year. Excluding the items mentioned above, diluted earnings per share for the first nine months of 2013 rose 20.9% to $2.43(1), compared with $2.01(1) in the prior-year period.

Cash Flow, Debt Trends and Share Repurchases

Net cash provided by operating activities totaled $79.4 million for the latest nine-month period versus $155.7 million a year ago. The year-over-year decline in operating cash flow was attributable primarily to higher inventory related to the O.K.I. Supply acquisition and strategic inventory purchases. Cash flow used in financing activities for the nine months ended September 30, 2013, totaled $61.0 million, down from $126.2 million in the prior-year period. Capital spending through the nine months ended September 30, 2013, was $22.8 million and is expected to be in the range of $30 million to $35 million for 2013.

The company has total committed funding sources of approximately $1.0 billion. As of September 30, 2013, the company had total debt outstanding of $507.5 million, compared with $455.0 million as of September 30, 2012. As of September 30, 2013 and 2012, debt-to-total capitalization was 38.9% and 39.0%, respectively. Through the first nine months of 2013, the company repurchased 1.3 million shares for $47.0 million, and paid $16.8 million in dividends to shareholders.

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United Stationers Reports Third Quarter 2013 Earnings

“Our balance sheet is strong, which provides financial flexibility to invest in our strategic initiatives, return capital to shareholders and acquire businesses to diversify our portfolio,” said Phipps.

Outlook

“We remain committed to our strategy of maintaining a strong core while diversifying our offering of business essentials to drive profitable growth. We expect challenging demand conditions to continue. This will require us to maintain disciplined execution of our strategies. We will continue to invest in building capabilities to enable our suppliers and resellers to succeed in a changing market,” said Phipps.

Conference Call

United Stationers Inc. (“United Stationers” or “United”) will hold a conference call followed by a question and answer session on Friday, October 25, 2013, at 10:00 a.m. CDT, to discuss third quarter 2013 results. To participate, callers within the U.S. and Canada should dial (877) 317-6789, and international callers should dial (412) 317-6789 approximately 10 minutes before the presentation. The passcode is “10033151.” To listen to the webcast, participants should visit the Investors section of the company’s website (link: http://investors.unitedstationers.com), and click on the “Q3-13 Earnings Release” button on the right side of the page, several minutes before the event is broadcast. Interested parties can access an archived version of the call, this news release, a financial slide presentation and other information related to the call, also located on the Investors section of United Stationers’ website, about two hours after the call ends. You may also download the native iOS United Stationers iPhone app by visiting Apple’s App Store and searching for the United Stationers app, or you may view the app in your internet browser by clicking on this URL: http://investors.unitedstationers.com/m/. The browser app can be viewed on all supported smartphone devices including iPhone®, AndroidTM and BlackBerry® devices.

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: prevailing economic conditions and changes affecting the business products industry and the general economy; United’s ability to effectively manage its operations and to implement growth, cost-reduction and margin-enhancement initiatives; United’s reliance on key customers, and the risks inherent in continuing or increased customer concentration; United’s reliance on key suppliers and the supplier allowances and promotional incentives they offer; United’s reliance on independent resellers for a significant percentage of its net sales and, therefore, the importance of the continued independence, viability and success of these resellers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to United’s customers; the impact of a loss of, or substantial decrease in, the availability of products or services from key vendors at competitive prices; United’s ability to maintain its existing information technology systems and the systems and eCommerce services that it provides to customers, and to successfully procure, develop and implement new systems and services without business disruption or other unanticipated difficulties or costs; the creditworthiness of United’s customers; United’s ability to manage inventory in order to maximize sales and supplier allowances while minimizing excess and obsolete inventory; United’s success in effectively identifying, consummating and integrating acquisitions; the risks and expense associated with United’s obligations to maintain the security of private information provided by United’s customers; the costs and risks related to compliance with laws, regulations and industry standards affecting United’s business; the availability of financing sources to meet United’s business needs; United’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

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United Stationers Reports Third Quarter 2013 Earnings

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings. The forward-looking information in this news release is made as of this date only, and the company does not undertake to update any forward-looking statement. Investors are advised to consult any further disclosure by United regarding the matters discussed in this release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Company Overview

United Stationers Inc. is a leading wholesale distributor of business products, with 2012 net sales of $5.1 billion. The company stocks a broad and deep line of approximately 130,000 items on a national basis, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies. A network currently comprised of 64 distribution centers allows it to deliver these products to over 25,000 reseller customers. This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and offer next-day delivery to major cities in Mexico and Canada. For more information, visit unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

(1)	This is non-GAAP information. A reconciliation of these items to the most comparable GAAP measures is presented at the end of this news release. Except as noted, all references within this news release to financial results are presented in accordance with U.S. Generally Accepted Accounting Principles.

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United Stationers Reports Third Quarter 2013 Earnings

United Stationers Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(unaudited)

(in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
Net sales	$1,336,676	$1,288,675	$3,861,655	$3,836,032
Cost of goods sold	1,133,015	1,084,917	3,267,533	3,263,086

Gross profit	203,661	203,758	594,122	572,946
Operating expenses:
Warehousing, marketing and administrative expenses	136,265	140,117	442,558	427,389

Operating income	67,396	63,641	151,564	145,557
Interest expense, net	2,734	4,708	8,703	18,944

Income before income taxes	64,662	58,933	142,861	126,613
Income tax expense	24,161	22,169	53,816	47,708

Net income	$40,501	$36,764	$89,045	$78,905

Net income per share – diluted	$1.01	$0.91	$2.21	$1.91

Weighted average number of common shares – diluted	40,031	40,530	40,331	41,229

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United Stationers Reports Third Quarter 2013 Earnings

United Stationers Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	(unaudited) As of September 30,		(audited) As of December 31, 2012
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$30,143	$21,147	$30,919
Accounts receivable, net	694,988	669,014	658,760
Inventories	722,781	643,597	767,206
Other current assets	26,256	29,679	30,118

Total current assets	1,474,168	1,363,437	1,487,003
Property, plant and equipment, net	136,018	127,227	143,523
Goodwill	356,228	328,061	357,226
Intangible assets, net	66,082	52,492	67,192
Other long-term assets	25,568	20,549	20,260

Total assets	$2,058,064	$1,891,766	$2,075,204

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$469,873	$443,022	$495,278
Accrued liabilities	181,338	192,287	205,228
Short-term debt	1,198	110,000	—

Total current liabilities	652,409	745,309	700,506
Deferred income taxes	20,958	15,696	18,054
Long-term debt	506,287	345,036	524,376
Other long-term liabilities	82,256	74,946	94,176

Total liabilities	1,261,910	1,180,987	1,337,112
Stockholders’ equity:
Common stock, $0.10 par value; authorized – 100,000,000 shares, issued –74,435,628 shares in 2013 and 2012	7,444	7,444	7,444
Additional paid-in capital	407,930	400,678	404,196
Treasury stock, at cost – 34,454,686 and 34,137,367 shares at September 30, 2013 and 2012, respectively, and 34,116,220 shares at December 31, 2012	(985,488)	(963,471)	(963,220)
Retained earnings	1,415,652	1,316,112	1,343,437
Accumulated other comprehensive loss	(49,384)	(49,984)	(53,765)

Total stockholders’ equity	796,154	710,779	738,092

Total liabilities and stockholders’ equity	$2,058,064	$1,891,766	$2,075,204

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United Stationers Reports Third Quarter 2013 Earnings

United Stationers Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	For the Nine Months Ended September 30,
	2013	2012
Cash Flows From Operating Activities:
Net income	$89,045	$78,905
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,236	26,216
Share-based compensation	7,526	5,243
(Gain) loss on the disposition of property, plant, and equipment	(108)	60
Amortization of capitalized financing costs	687	749
Excess tax benefits related to share-based compensation	(3,223)	(411)
Deferred income taxes	(8,214)	(4,135)
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(36,855)	(9,342)
Decrease in inventory	40,936	98,605
Decrease in other assets	1,612	17,822
Decrease in accounts payable	(24,677)	(46,880)
Decrease in checks in-transit	(835)	(9,093)
(Decrease) increase in accrued liabilities	(7,569)	3,973
Decrease in other liabilities	(8,120)	(6,008)

Net cash provided by operating activities	79,441	155,704
Cash Flows From Investing Activities:
Capital expenditures	(22,822)	(20,322)
Proceeds from the disposition of property, plant and equipment	3,522	195

Net cash used in investing activities	(19,300)	(20,127)
Cash Flows From Financing Activities:
Net repayments under debt arrangements	(16,891)	(41,721)
Net proceeds (disbursements) from share-based compensation arrangements	18,143	(1,162)
Acquisition of treasury stock, at cost	(46,984)	(67,507)
Payment of cash dividends	(16,764)	(16,101)
Excess tax benefits related to share-based compensation	3,223	411
Payment of debt issuance costs	(1,680)	(138)

Net cash used in financing activities	(60,953)	(126,218)

Effect of exchange rate changes on cash and cash equivalents	36	5

Net change in cash and cash equivalents	(776)	9,364
Cash and cash equivalents, beginning of period	30,919	11,783

Cash and cash equivalents, end of period	$30,143	$21,147

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United Stationers Reports Third Quarter 2013 Earnings

United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income, Net Income and Diluted Earnings Per Share

(unaudited)

(in thousands, except per share data)

	For the Nine Months Ended September 30,
	2013		2012
	Amount	% to Net Sales	Amount	% to Net Sales
Net sales	$3,861,655	100.00%	$3,836,032	100.00%

Gross profit	$594,122	15.39%	$572,946	14.94%
Operating expenses	$442,558	11.46%	$427,389	11.14%
Workforce reduction and facility closure charge	(14,432)	(0.37)%	(6,247)	(0.16)%

Adjusted operating expenses	$428,126	11.09%	$421,142	10.98%

Operating income	$151,564	3.93%	$145,557	3.80%
Operating expense item noted above	14,432	0.37%	6,247	0.16%

Adjusted operating income	$165,996	4.30%	$151,804	3.96%

Net income	$89,045		$78,905
Operating expense item noted above, net tax	8,948		3,873

Adjusted net income	$97,993		$82,778

Diluted earnings per share	$2.21		$1.91
Per share operating expense item noted above	0.22		0.10

Adjusted diluted earnings per share	$2.43		$2.01

Adjusted diluted earnings per share – growth rate over the prior year period	20.9%
Weighted average number of common shares – diluted	40,331		41,229

Note: Adjusted Operating Expenses, Operating Income, Net Income and Diluted Earnings Per Share for the nine months ended September 30, 2013 and September 30, 2012, exclude the effects of a $14.4 million charge and $6.2 million charge, each related to workforce reductions and facility closures, respectively. Generally Accepted Accounting Principles require that the effects of this item be included in the Condensed Consolidated Statements of Income. Management believes that excluding these items results in an appropriate comparison of the Company’s ongoing operating results. It is helpful to provide readers of the financial statements with a reconciliation of these items to the Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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